UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

TIDEL TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

NOT APPLICABLE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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Tidel Technologies, Inc.

2900 Wilcrest Drive, Suite 205
Houston, Texas 77042
                     , 2005

To our stockholders:

You are cordially invited to attend a special meeting of stockholders of Tidel Technologies, Inc. to be held at the offices of Tidel Engineering, L.P., 2310 McDaniel Drive, Carrollton, Texas 75006 on                      , 2005 at 10:00 a.m., local time. At this meeting, we intend to seek stockholder approval of the sale of substantially all of the assets of our automated teller machine business (ATM Business) to NCR Texas, LLC.

Our board of directors has unanimously approved all of the proposals described in the proxy statement and is recommending that stockholders also approve them.

Please review in detail the attached proxy statement for a more complete statement regarding the proposal to approve the asset sale, including a description of the asset purchase agreement, the background of the decision to enter into the asset purchase agreement, the reasons that our board of directors has decided to recommend that you approve of the asset sale and the section beginning on page ___titled “Special Considerations Regarding the Proposal to Sell the ATM Business” describing risk factors relating to this asset sale.

Your vote is very important to us, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please vote as soon as possible to make sure your shares are represented at the meeting.

On behalf of our board of directors, I thank you for your support and urge you to vote “FOR” each of the proposals described in the proxy statement.

By Order of the Board of Directors,

Leonard Carr
Secretary

Carrollton, Texas
                      , 2005

The notice and proxy statement are first being mailed to our stockholders on or about                      , 2005.

Tidel Technologies, Inc.

2900 Wilcrest Drive, Suite 205
Houston, Texas 77042

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                      , 2005

To our stockholders:

A special meeting of stockholders of Tidel Technologies, Inc. will be held at the offices of Tidel Engineering, L.P., 2310 McDaniel Drive, Carrollton, Texas 75006 on                      , 2005 at 10:00 a.m., local time. At this meeting you will be asked:

1.
To consider and to vote on a proposal to approve the sale of substantially all of the assets of our ATM Business pursuant to the asset purchase agreement attached as Exhibit A to the proxy statement; and

2.	To transact such other business as may properly be brought before the special meeting or any adjournment or postponement thereof.

Your board of directors has unanimously approved, and recommends that an affirmative vote be cast in favor, of each of the proposals listed on the proxy card and described in the enclosed proxy statement.

Only holders of record of common stock at the close of business on October 31, 2005, will be entitled to notice of and to vote at the special meeting or any adjournment thereof.

You are urged to review carefully the information contained in the enclosed proxy statement prior to deciding how to vote your shares at the special meeting.

Because of the significance of the sale of our ATM Business, your participation in the special meeting, in person or by proxy, is especially important. We hope you will be able to attend the special meeting.

Whether or not you plan to attend the special meeting, please complete, sign, date, and return the enclosed proxy card promptly.

If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Simply attending the special meeting, however, will not revoke your proxy; you must vote at the special meeting. If you do not attend the special meeting, you may still revoke your proxy at any time prior to the special meeting by providing a later dated proxy or by providing written notice of your revocation to our company’s Secretary. Your prompt cooperation will be greatly appreciated.

The notice and proxy statement are first being mailed to stockholders on or about                      , 2005.

Please follow the voting instructions on the enclosed proxy card to vote either by mail, telephone or electronically by the Internet.

By Order of the Board of Directors,

Leonard Carr
Secretary

Carrollton, Texas
                     , 2005

SUMMARY TERM SHEET
Asset Sale
Proceeds from the Asset Sale
Special Factors
Terms of the Asset Purchase Agreement
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
GENERAL INFORMATION
PROPOSAL I - THE SALE OF THE ATM BUSINESS
The Parties
Special Factors
Special Considerations Regarding the Proposal to Sell the ATM Business
The Asset Purchase Agreement
Cautionary Statement Concerning Forward-Looking Information
Selected Historical Consolidated Financial Data
Unaudited Pro Forma Financial Statements
MISCELLANEOUS
Matters to be Considered at the Special Meeting
Available Information
REQUEST TO VOTE, SIGN AND RETURN PROXIES
Exhibit A - ASSET PURCHASE AGREEMENT
Exhibit B - FAIRNESS OPINION

SUMMARY TERM SHEET

This summary term sheet is an overview of selected information contained in the proxy statement about the proposed asset sale deemed most material by us and may not contain all of the detailed information that may be important to you. To understand the asset sale fully and for a more complete description of the legal terms of the asset sale, you should carefully read this entire document and the additional documents to which we refer, including the asset purchase agreement attached as Exhibit A. This proxy statement is first being mailed on or about                  , 2005 to our stockholders of record as of the close of business on October 31, 2005.

As used herein, “Tidel,” “we,” “our,” and “us” refers to Tidel Technologies, Inc. and its consolidated subsidiaries unless the context requires otherwise. Tidel Engineering, L.P., or Engineering, is Tidel’s wholly-owned operating subsidiary and, together with Tidel, is a seller under the asset purchase agreement with NCR Texas LLC. Tidel and Engineering are referred to in this proxy statement as the Sellers.

Asset Sale

Tidel and Engineering have agreed to sell substantially all of the assets relating to their ATM Business to NCR Texas under an asset purchase agreement entered into as of February 19, 2005. A copy of the asset purchase agreement is included with this proxy statement as Exhibit A hereto.

Proceeds from the Asset Sale

The purchase price for the sale of the ATM Business is approximately $10.2 million, with $9.7 million thereof payable on closing, with the remaining $0.5 million subject to a holdback which is to be paid into escrow at the closing pending the post-closing calculation of the net asset value adjustment. Under the net asset value adjustment, the purchase price may be adjusted post-closing under certain circumstances based on the net value of assets delivered to NCR Texas.

Special Factors (see page __)

•
Reasons for the Sale of the ATM Business (see page ___). During the last several years, our ATM Business has incurred substantial operating losses. Our board of directors has determined that the sale of our ATM Business is critical to Tidel’s ability to meet debt repayment obligations to Laurus Master Fund, Ltd., or Laurus, and, following such repayments, to continue operations until the sale of our remaining cash security business. The proceeds from this transaction will be used to repay all outstanding indebtedness to Laurus which was approximately $8.5 million in the aggregate as of November 10, 2005, and the remainder of the proceeds will be used for necessary working capital. If our stockholders fail to approve the sale of the ATM Business, Tidel will default in the repayment of scheduled principal payments to Laurus due from November 2005 to November 2007, and Laurus will be able to accelerate all amounts owing to it and exercise rights as a secured creditor.

•
Performance of the ATM Business (see Reasons for the Sale of the ATM Business, page ___). The ATM Business asset sale will result in us exiting the ATM industry and no longer being subject to the volatile and competitive nature of the ATM industry. During the last several years, we have experienced substantial operating losses. The ATM Business accounted for approximately $11.8 million of our consolidated revenues for the nine months ended June 30, 2005. Our total consolidated revenues were approximately $28.4 million for the nine months ended June 30, 2005; however, the ATM Business accounted for only approximately $3.3 million of gross profit compared with approximately $7.6 million gross profit generated from the cash security business for the nine months ended June 30, 2005. The ATM Business reported a net loss of approximately $(1.0) million for the nine months ended June 30, 2005 compared with approximately $4.4 million net income reported by the cash security business for the nine months ended June 30, 2005.

•
Principal Risks and Disadvantages of the Transaction (see page ___). Our board of directors considered various risks and special considerations when evaluating the sale of the ATM Business which include, among others, that:

—	the ATM Business comprises a very significant portion of our business and contributed approximately 55% of our consolidated sales for the fiscal year ended September 30, 2004;

—	we may be subject to contingent liabilities pursuant to the asset purchase agreement;

—	the net asset value adjustment under the asset purchase agreement could result in us receiving less net proceeds from the sale of the ATM Business than we anticipate; and

—
following the asset sale, our only remaining business will be the manufacture and sale of electronic cash security systems, which business we are presently committed to selling, and, following such sale, we will have no remaining operations.

•
Opinions of the Financial Advisor to the Board of Directors of Tidel (see page ___). Our board of directors engaged Stifel, Nicolaus& Company, Inc., or Stifel, to act as financial advisor in connection with the potential sale of our ATM Business. On October 27, 2005, Stifel rendered its opinion, to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review, as set forth in its opinion, the net consideration to be received in the transaction by Tidel, consisting of the $10.2 million purchase price, subject to the net asset value adjustment, and transaction costs, is fair, from a financial point of view, to Tidel. The full text of the Stifel opinion which sets forth assumptions made, matters considered and limitations on the scope of review undertaken, is attached to this proxy statement as Exhibit B. The opinion is addressed to the board and does not constitute a recommendation to any stockholders as to how to vote with respect to matters relating to the sale of our ATM Business.

•
Stockholder Approval of the Sale of the ATM Business; Vote Required (see page ___). We are organized under the corporate laws of the State of Delaware. Under Section 271 of the Delaware General Corporation Law, the sale by us of “all or substantially all” of our assets requires approval by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of our common stock on the record date. The Delaware statute does not define the phrase “all or substantially all” and since we are retaining on-going businesses after the asset sale, the meaning of the phrase is not entirely clear in this context. As a result, we are seeking approval of our stockholders to the sale of our ATM Business rather than risk a challenge to the sale. As of the date of this proxy statement, the holders of approximately 8% of outstanding shares of our common stock (which include all shares held by our executive officers and directors) on the record date have indicated their intention to vote in favor of the sale of the ATM Business.

•
No Changes to the Rights of Security Holders; No Appraisal Rights (see page ___). Our stockholders will not experience any change in their rights as stockholders as a result of the sale of our ATM Business. Neither Delaware law, our certificate of incorporation nor our bylaws provides for appraisal or other similar rights for dissenting stockholders in connection with this transaction. Accordingly, our stockholders will have no right to dissent and obtain payment for their shares.

•
Accounting Treatment (see page ___). The proposed sale of the ATM Business is expected to be accounted for as a sale of net assets. The results of operations will be treated as discontinued operations.

•
United States Federal Income Tax Consequences (see page ___). We do not expect that the sale of our ATM Business will result in any federal income tax consequences to our stockholders. However, Tidel will be subject to federal income taxes as a result of the consummation of the asset sale as discussed in “Proposal I—The Sale of the ATM Business—Special Factors—United States Federal Income Tax Consequences.”

Each of our directors intends to vote at the special meeting in favor of all of the matters that you are being asked to approve.

Terms of the Asset Purchase Agreement (see page __)

•
Assets to be Sold (see page ___). We are selling substantially all of the assets that relate to our ATM Business other than those assets that are specifically excluded in the asset purchase agreement. The sale does not include assets used in our cash security business.

•
Liabilities to be Assumed (see page ___). NCR Texas is assuming all accrued debts, accrued property taxes, liabilities, obligations and commissions of the Sellers related to the ATM Business, including without limitation:

—	all liabilities and obligations specifically related to contracts that arise after the closing due to events that occur after closing the sale to NCR Texas;

—	warranty obligations associated with the ATM Business; and

—	obligations with respect to continuing employees of the ATM Business that have been accepted by NCR Texas.

•	Liabilities to be Retained (see page ___). We will retain all of the liabilities of the ATM Business which are due to events that occur prior to closing the sale to NCR Texas.

•
Purchase price (see page ___). In exchange for the assets that we are selling, we will receive approximately $10.2 million in cash, of which $0.5 million will be held back subject to a net asset value adjustment. Pursuant to the net asset value adjustment, if the net asset value of the ATM Business as of the closing date is less than $6.5 million, the purchase price will be adjusted downward post closing if it is less than 95% of this contracted amount.

•
Representations and Warranties (see page ___). We have made a number of representations and warranties to NCR Texas in the asset purchase agreement, including, among other things, representations relating to the accuracy of our financial statements and books and records, title to assets, enforceability of contracts, rights to intellectual property, absence of litigation, accounts receivable, tax matters, absence of undisclosed liabilities, and employee benefits.

•
Closing Conditions (see page ___). The asset purchase agreement contains conditions to closing customary for agreements of this type, including: (a) the accuracy of our representations and warranties, (b) the approval by the holders of a majority of the outstanding shares of our common stock, (c) the obtaining of all necessary third party consents required by assigned contracts, and (d) the satisfaction of all agreements and covenants required to be performed by us prior to closing.

•	Termination (see page ___). The asset purchase agreement may be terminated prior to closing as follows:

—	by either party if the closing has not occurred by December 31, 2005, provided that the terminating party is not in material breach of the asset purchase agreement;

—	by either party if the other party has materially breached any of its representations, warranties, covenants or agreements under the asset purchase agreement;

—	by either party, if the other party’s conditions to closing are not met;

—	by NCR Texas if certain employees have not entered into employment agreements with NCR Texas (this condition has been satisfied);

—
by NCR Texas if we have not obtained the consent of our landlord to transfer the lease for our operating premises by March 22, 2005 and NCR Texas has given us notice to terminate by April 1, 2005 (this condition has been satisfied); or

—	by mutual consent of the parties.

•
No Negotiation; Transaction Break Fee (see page ___). Until the closing of the sale of the ATM Business, we have agreed not to communicate with other potential buyers of the ATM Business, other than to say that we are contractually obligated not to respond. We are obligated to forward any communications from other prospective purchasers to NCR Texas. In the event that we breach these provisions and within 12 months of such a breach enter into a definitive acquisition agreement with a third party, we must pay a $2.0 million fee to NCR Texas.

Prior to closing the sale of the ATM Business, we may consider an unsolicited competing third party offer to purchase the ATM Business that a majority of Tidel’s board of directors deems in good faith to be superior to the sale to NCR Texas, determined from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror). We must inform NCR Texas of the terms of any such superior offer and afford NCR Texas an opportunity to consummate a sale to it on substantially equivalent financial terms. In the event that our board determines in good faith that such competing third party offer remains superior to the sale to NCR Texas and determines to withdraw from the asset purchase agreement with NCR Texas and to enter into a definitive agreement to effect the competing third party transaction, then we must pay a $2.0 million fee to NCR Texas.

•
Noncompetition and Nonsolicitation (see page ___). The asset purchase agreement provides that for a period of five years after the closing, we will not, directly or indirectly, invest in, own, manage, operate, finance, control, advise, aid or assist, render services to, any person engaged in the business of manufacturing, assembly, selling, marketing, distribution or servicing automated teller machines. In addition, we have agreed not to solicit or hire any employees of NCR Texas, and NCR Texas has agreed not to solicit or hire any employees of Tidel, for a period of two years after the closing of the sale of the ATM Business.

•
Indemnification by Tidel (see page ___). We have agreed to indemnify NCR Texas for any losses and expenses resulting from any inaccuracy or breach of our representations and warranties in the asset purchase agreement, or resulting from a material failure to perform any covenant in the asset purchase agreement or resulting from our operation of the ATM Business prior to closing.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q: What is the proposal relating to the sale of the ATM Business that I will be voting on at the special meeting?

A: You will be asked to consider and vote upon a proposal to approve the sale by us of substantially all of the assets relating to our ATM Business pursuant to the asset purchase agreement, dated as of February 19, 2005, by and among NCR Texas, LLC, Tidel, and Engineering. The asset purchase agreement is attached to this proxy statement as Exhibit A.

Q: Who is soliciting my proxy?

A: Our board of directors.

Q: How does the board recommend that I vote on the matters proposed?

A: Your board unanimously recommends that stockholders vote “FOR” each of the proposals submitted at the special meeting. Our board of directors and Laurus Master Fund, Ltd. hold shares representing approximately 8% of the shares outstanding as of October 31, 2005 and they will vote all these shares in favor of the sale of the ATM Business to NCR Texas.

Q: Will any of the proceeds from the sale of the ATM Business be distributed to me as a stockholder?

A: No. We intend to use the proceeds to repay all outstanding indebtedness to Laurus Master Fund, Ltd., which was approximately $8.5 million on November 10, 2005, and the remainder of the proceeds will be used to continue operations until the sale of our cash security business. Even if the sale of the assets of the ATM Business occurs, there can be no assurance that we will have sufficient working capital to continue to operate our cash security business.

Q: Can I still sell my shares?

A: Yes. None of the asset purchase agreement, the sale of our ATM Business or any of the other matters discussed in this proxy statement will affect your right to sell or otherwise transfer your shares of our common stock.

Q: Who is entitled to vote at the special meeting?

A: Only holders of record of our common stock as of the close of business on October 31, 2005 will be entitled to notice of and to vote at the special meeting.

Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A: No. Your broker will not be permitted to exercise voting discretion with respect to the proposal to be acted upon. Thus, you must give your broker or nominee specific instructions for him to vote your shares. If you do not give your broker or nominee specific instructions, your shares will not be voted, and will not be counted in determining the number of shares necessary for approval. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. Just send in a written revocation or a later dated, signed proxy card before the special meeting or simply attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy; you must vote at the special meeting.

Q: What do I need to do now?

A: Please vote your shares as soon as possible so that your shares may be represented at the special meeting. You may vote by signing and dating your proxy card and mailing it in the enclosed return envelope, or you may vote in person at the special meeting. Alternatively, you may vote by telephone or via the Internet in accordance with the instructions on your proxy card.

Q: What are the United States federal income tax consequences of the sale of the ATM Business?

A: We do not expect that the sale of our ATM Business will result in any federal income tax consequences to our stockholders. However, Tidel will be subject to federal income taxes as a result of the consummation of the asset sale as discussed in this proxy statement on page ___.

Q: Who should I call if I have any questions?

A: If you have questions about any of the proposals on which you are voting, you may call Leonard Carr, Tidel’s Secretary, Vice President and Director of Investor Relations, at 1-800-753-3440.

GENERAL INFORMATION

Place and Time. The meeting will be held at the offices of Tidel Engineering, L.P., 2310 McDaniel Drive, Carrollton, Texas 75006 on ___, 2005 at 10:00 a.m., local time.

Record date and Voting. Our board of directors fixed the close of business on October 31, 2005, as the record date for the determination of holders of our outstanding shares entitled to notice of and to vote on all matters presented at the special meeting. Such stockholders will be entitled to one vote for each share held on each matter submitted to a vote at the special meeting. As of the record date, there were 20,677,210 shares of our common stock, $0.01 par value per share, issued and outstanding, each of which is entitled to one vote on each matter to be voted upon. You may vote in person or by proxy.

Purposes of the special meeting. The purpose of the special meeting is to vote upon (i) approval of the sale of substantially all of our ATM Business assets to NCR Texas LLC; and (ii) such other business as may properly be brought before the special meeting and any adjournment or postponement thereof.

Quorum. The required quorum for the transaction of business at the special meeting is a majority of the votes eligible to be cast by holders of shares of our common stock issued and outstanding on the record date. Shares that are voted “FOR,” “AGAINST” or “WITHHELD FROM” a matter are treated as being present at the special meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the special meeting with respect to such matter.

Abstentions and Broker Non-Votes. Broker “non-votes” and the shares of common stock as to which a stockholder abstains are included for purposes of determining whether a quorum of shares of common stock is present at a meeting. A broker “non-vote” occurs when a nominee holding shares of common stock for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Neither broker “non-votes” nor abstentions are included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, they do not have the effect of votes in opposition in such tabulations.

Voting of Proxies. Our board of directors is asking for your proxy. Giving the board of directors your proxy means you authorize it to vote your shares at the special meeting in the manner you direct. You may vote for or against the proposals or abstain from voting. All valid proxies received prior to the special meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted FOR the asset sale and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the special meeting. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivering to the Secretary of Tidel a written instrument that revokes the proxy or a validly executed proxy with a later date, or by attending the special meeting and voting in person. As of October 31, 2005, there were 20,677,210 shares of Tidel’s common stock issued and outstanding. The form of proxy accompanying this proxy statement confers discretionary authority upon the named proxyholders with respect to amendments or variations to the matters identified in the accompanying Notice of Meeting and with respect to any other matters which may properly come before the special meeting. As of the date of this proxy statement, management knows of no such amendment or variation or of any matters expected to come before the special meeting which are not referred to in the accompanying Notice of Special Meeting.

Attendance at the Special Meeting. Only holders of common stock, their proxy holders and guests we may invite may attend the special meeting. If you wish to attend the special meeting in person but you hold your shares through someone else, such as a stockbroker, you must bring proof of your ownership and identification with a photo at the special meeting. For example, you could bring an account statement showing that you beneficially owned shares of common stock of Tidel as of the record date as acceptable proof of ownership.

Costs of Solicitation. We will bear the cost of printing and mailing proxy materials, including the reasonable expenses of brokerage firms and others for forwarding the proxy materials to beneficial owners of common stock. In addition to solicitation by mail, solicitation may be made by certain of our directors, officers and employees, or firms specializing in solicitation; and may be made in person or by telephone or telegraph. No additional compensation will be paid to any of our directors, officers or employees for such solicitation. We have retained Mackenzie Partners, Inc., 105 Madison Avenue, 14th Floor, New York, New York 10016, as proxy solicitor, for a fee of $7,500 plus out-of-pocket expenses.

PROPOSAL I - THE SALE OF THE ATM BUSINESS

This section of the proxy statement describes certain aspects of the sale of substantially all of the assets related to the automated teller machine business. However, we recommend that you read carefully the complete asset purchase agreement for the precise legal terms of the agreement and other information that may be important to you. The asset purchase agreement is included in this proxy statement as Exhibit A. Unless otherwise defined in this section, all capitalized terms used in this section have the meanings ascribed to them in the section titled “Summary Term Sheet.”

The Parties

Tidel Technologies, Inc. and Tidel Engineering, L.P.

Tidel Technologies, Inc. is a Delaware corporation which, through its wholly owned subsidiary Tidel Engineering, L.P., develops, manufactures, sells and supports ATM products and electronic cash security products consisting of Timed Access Cash Controller, or TACC, products and Sentinel products. We refer to our TACC products and our Sentinel products collectively as cash security products. Sales of ATM and cash security products are generally made on a wholesale basis to more than 200 distributors and manufacturers’ representatives. We often sell Sentinel products directly to end-users as well as to distributors.

Our ATM products are low-cost, cash-dispensing automated teller machines that are primarily designed for the off-premise, or non-bank, markets. We offer a wide variety of options and enhancements to the ATM products, including custom configurations that dispense cash-value products, such as coupons, tickets and stored-value cards, accept currency, and perform other functions, such as check-cashing.

Our TACC products are essentially stand-alone safes that dispense cash to an operator in preset amounts. As a deterrent to robbers, $50 or less in cash is kept in a register at any given time. When a customer requires change in denominations of $5, $10 and $20 bills, the clerk presses a button on the TACC for the appropriate denomination and the cash is dispensed in a plastic tube. The time and frequency it takes to dispense the cash is pre-determined and adjustable so that in high-risk times of operations, transaction times can be slowed to act as a deterrent against robberies. When excess cash is collected, the clerk simply places individual bills back into the plastic tubes and loads them into the TACC for safe storage. Other available features include envelope drop boxes for excess cash, dollar scanners, state lottery interfaces, touch pads requiring user PINs for increased transaction accuracy and an audit trail and reporting capabilities. Our Sentinel products were introduced in 2002. Our Sentinel products have all the functionality of the TACC, but each has been designed to also reduce the risk of internal theft and increase in-store management efficiencies through its state-of-the-art integration with a store’s point-of-sale, or POS, and accounting systems. Our engineering, sales and service departments work closely with distributors and their customers to continually analyze and fulfill their needs, enhance existing products and develop new products.

As used herein, “Tidel,” “we,” “our,” and “us” refers to Tidel Technologies, Inc. and its consolidated subsidiaries unless the context requires otherwise. Tidel Engineering, L.P., or Engineering, is Tidel’s wholly-owned operating subsidiary and, together with Tidel, is a seller under the asset purchase agreement with NCR Texas LLC. Tidel and Engineering are referred to in this proxy statement as the Sellers.

Tidel has its principal executive offices at 2900 Wilcrest Drive, Suite 205, Houston, Texas 77042. The telephone number of Tidel’s principal executive office is (713) 783-8200.

Engineering has its principal executive offices at 2310 McDaniel Drive, Carrollton, Texas 75006. The telephone number of Engineering’s principal executive office is (972) 484-3358.

NCR Texas LLC

NCR Texas LLC is a wholly-owned subsidiary of NCR Corporation, a Maryland corporation listed on the New York Stock Exchange that is principally involved in providing technology and services that help businesses interact, connect and relate with their customers.

NCR Corporation has its principal executive offices at 1700 S. Patterson Blvd, WHQ-1, Dayton, Ohio 45479-0001. The telephone number of its principal executive offices is (937)-445-5905.

Special Factors

Background and History of the Proposed Sale

In March 2004, a Vice President of New Business Development of NCR Corporation contacted James T. Rash, former chairman and chief executive officer, of Tidel and discussed a possible transaction whereby NCR would purchase some or all of Tidel.

Informal discussions continued between the NCR representative and Mr. Rash for approximately six months. In furtherance of those discussions, on May 20, 2004, NCR Corporation entered into a confidentiality agreement with Tidel and began conducting preliminary due diligence in order to explore whether such a transaction could be agreed upon. Upon completion of its preliminary due diligence, NCR Corporation indicated an interest in purchasing Tidel’s ATM Business assets. On October 1, 2004, NCR and Tidel signed a non-binding letter of intent whereby NCR Texas would purchase Tidel’s ATM Business assets for a purchase price of approximately $10 million, subject to the satisfactory completion of due diligence. On October 5, 2005, NCR Corporation sent a due diligence request list to Tidel and conducted extensive due diligence for approximately 45 days.

Upon conclusion of NCR Corporation’s due diligence in November 2004, counsel for NCR Corporation delivered an initial draft of an asset purchase agreement pursuant to which NCR Texas would acquire substantially all of Tidel’s ATM Business assets for a purchase price of approximately $10.2 million, such price being subject to adjustment as provided therein. The draft asset purchase agreement underwent a series a drafts and revisions while we negotiated satisfactory terms and conditions.

In November 2004, Tidel completed a refinancing with Laurus which, among other things, required Tidel to engage Stifel, Nicolaus & Company, Inc. to act as financial advisor in connection with the proposed sale of the ATM Business to NCR Texas and the sale of Tidel’s remaining cash security business. Tidel retained Stifel as required and they provided Tidel with a written opinion as to the fairness of the sale of the ATM Business to NCR Texas. See “Opinions of the Financial Advisor to the Board of Directors of Tidel.”

The board of directors of Tidel met several times in January and February 2005 to discuss the proposed terms of the transaction with NCR Texas, negotiations continued, and the board of directors approved the terms of the final draft version of the asset purchase agreement on February 17, 2005. The asset purchase agreement was signed on February 19, 2005.

Reasons for the Sale of the ATM Business

Tidel is proposing to sell its automated teller machine, or ATM, business to NCR Texas because Tidel believes that the sale and the terms of the related asset purchase agreement are in the best interests of Tidel and its stockholders. Our board of directors has determined that the sale of our ATM Business is critical to Tidel’s ability to meet debt repayments obligations to Laurus and, following such repayments, to fund necessary working capital to continue operations until the sale of its remaining cash security business. The proceeds from this transaction will be used to repay all outstanding indebtedness to Laurus, which was approximately $8.5 million on November 10, 2005, and the remainder of the proceeds will be used for necessary working capital. In connection with a restructuring of certain Laurus indebtedness in November 2004, we entered into an agreement with Laurus providing that all proceeds of the sale of the ATM Business to NCR would first be used to repay the Laurus indebtedness, with any remainder to be used for necessary working capital. Even if the sale of the assets of our ATM Business occurs, there can be no assurance that we will have sufficient working capital to continue to operate our cash security business. If the asset sale is not consummated, we will continue to operate the ATM Business and expect to continue to experience cash demands that exceed our cash flow, including, beginning December 1, 2005, increased principal repayments on outstanding indebtedness. We require substantial working capital to fund our business and meet this debt service and other obligations. The sale of our ATM Business is of critical importance to provide us with necessary working capital.

Our liquidity has been negatively impacted by our inability to collect the outstanding receivables and claims as a result of the bankruptcy of one customer, JRA 222, Inc., d/b/a Credit Card Center, the inability to collect outstanding receivables from other significant customers, and under-absorbed fixed costs associated with our production facilities and reduced sales of our products resulting from general difficulties in the ATM market. In order to meet our liquidity needs during the past four years, it was necessary for us to obtain financing from Laurus.

Failure to consummate the sale of the ATM Business will have a material adverse effect on our business, results of operations and financial condition. If our stockholders fail to approve the sale of the ATM Business, we will likely default in the repayment of scheduled principal payments to Laurus due from November 2005 to November 2007, and Laurus will be able to accelerate all amounts owing to it and exercise rights as a secured creditor. Further, we will continue to be exposed to the highly competitive market risks relating to the ATM Business, which include, but are not limited to:

—	the growth and capital resources of competitors allows many of our competitors to offer more extensive advertising and promotional programs than we do;

—	technological developments demand high expenditures for product innovation and development; and

—
our inability to generate sufficient cash flow to support future interest and, beginning December 1, 2005, increased principal repayments on outstanding indebtedness places us at a competitive disadvantage to our competitors that have less debt.

In addition to the above, our ATM Business has experienced significant inventory write-downs and declines in gross margins, which have resulted in overall returns for the ATM Business to decline.

During the last several years, we have experienced substantial operating losses. The ATM Business reported a net loss of approximately $(1.0) million for the nine months ended June 30, 2005 compared with approximately $4.4 million net income reported by the cash security business for the nine months ended June 30, 2005.

The ATM Business asset sale will result in us exiting the ATM industry and no longer being subject to the volatile and competitive nature of the ATM industry. The ATM Business accounted for approximately $11.8 million of our consolidated revenues for the nine months ended June 30, 2005. Our total revenues were approximately $28.4 million for the nine months ended June 30, 2005; however, the ATM Business accounted for only approximately $3.3 million of gross profit compared with approximately $7.6 million gross profit generated from the cash security business for the nine months ended June 30, 2005.

In arriving at its determination that the asset sale is in the best interest of Tidel and its stockholders, the Tidel board of directors carefully considered the terms of the asset purchase agreement as well as the potential impact of the asset sale on Tidel. As part of this process, the Tidel board of directors considered the advice and assistance of its outside financial advisors. In determining to authorize the asset sale, the Tidel board of directors considered the factors set forth above as well as the following factors:

—
the opinion dated October 27, 2005 that Tidel received from Stifel, Tidel’s financial advisor, that the purchase price, consisting of approximately $10.2 million, subject to the net asset value adjustment under the asset purchase agreement, to be received by Tidel pursuant to the asset purchase agreement is fair to Tidel from a financial point of view;

—	the absence of other offers that are superior to NCR Texas’s offer in light of all the terms and conditions presented by NCR Texas;

—	the amount of cash included in NCR Texas’s offer;

—	beginning December 1, 2005, monthly principal repayments on our outstanding indebtedness will increase from $75,000 to $225,000;

—	the resulting loss of sales and gross profit from the ATM Business;

—	the risk of management and employee disruption associated with the asset sale;

—	the significant costs involved in consummating the asset sale, including legal, accounting and other acquisition costs;

—	the resulting risk after the asset sale from Tidel having a less diversified business;

—
the risk that Tidel will not be able to satisfy some or all of the conditions to NCR Texas’ obligation to consummate the asset sale, including the condition that we must obtain third party consents for any assigned contracts;

—	the risk that Tidel could be exposed to future indemnification payments for a breach or violation of the representations and warranties or covenants contained in the asset purchase agreement; and

—	the risk that the purchase price for the ATM Business assets will be adjusted downward if there is a sufficient change in the net asset value of the ATM Business.

In view of the variety of factors considered in connection with its evaluation of the asset sale, the Tidel board of directors did not find it practical to, and did not quantify or otherwise attempt to assign, relative weights to the specific factors considered in reaching its conclusions.

Recommendation of the Board of Directors

The Tidel board of directors has determined that the sale of the ATM Business is in the best interests of Tidel and its stockholders. The Tidel board of directors has unanimously approved the asset purchase agreement and unanimously recommends that stockholders vote in favor of the proposal to approve the sale of the ATM Business to NCR Texas pursuant to the terms of the asset purchase agreement and the transactions contemplated by the asset purchase agreement.

Opinions of the Financial Advisor to the Board of Directors of Tidel

Overview

Tidel’s board of directors engaged Stifel, Nicolaus & Company, Inc., or Stifel, to act as financial advisor in connection with the potential sale of Tidel or any of Tidel’s material assets. On October 27, 2005, Stifel rendered its written opinion, to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review, as set forth in its opinion, the purchase price, consisting of approximately $10.2 million subject to the net asset value adjustment, to be received in the transaction by Tidel, is fair, from a financial point of view, to Tidel.

The full text of the Stifel opinion, which sets forth assumptions made, matters considered and limitations on the scope of review undertaken, is attached to this proxy statement as Exhibit B and is incorporated herein by reference. The description of the Stifel opinion set forth herein is qualified in its entirety by reference to the full text of the Stifel opinion. Tidel urges its stockholders to read the Stifel opinion in its entirety.

The Stifel opinion was provided for the use and benefit of the Tidel board of directors in its consideration of the transaction and the opinion addresses only the fairness to Tidel, from a financial point of view, of the purchase price, consisting of approximately $10.2 million subject to the net asset value adjustment, to be received in the transaction by Tidel and transaction costs, and the opinion does not address the relative merits of the transaction contemplated by the asset purchase agreement as compared to any alternative transactions that might be available to Tidel, nor does it address the underlying business decision by Tidel to engage in the transaction or the terms of the asset purchase agreement or the documents referred to therein. The Stifel opinion does not constitute a recommendation as to how any holder of shares of common stock should vote on any matter relevant to the transaction. In addition, Stifel did not opine as to the market value or the prices at which any Tidel securities may trade at any time in the future.

In conducting its analysis and arriving at its opinion, Stifel, among other things: (i) reviewed the asset purchase agreement; (ii) reviewed certain financial and other information about the ATM Business that was publicly available, (iii) reviewed information pertaining to the ATM Business furnished to Stifel by Tidel’s management, (iv) reviewed the ATM Business’s 2005 through 2010 annual projections, (v) reviewed other due diligence data provided to NCR and Stifel by Tidel regarding Tidel’s technology agreements with vendors, (vi) reviewed orders of the bankruptcy court issued in connection with the bankruptcy of Tidel’s client, JRA 222, Inc, d/b/a Credit Card Center and other documents from the bankruptcy court, Tidel’s building lease, and other company related information, (vii) met with and held discussions with various members of senior management of Tidel, (viii) reviewed the background of the asset sale, (ix) reviewed the valuations of publicly traded companies that Stifel deemed comparable to the ATM Business, (x) prepared a discounted cash flow analysis of the ATM Business, (xi) prepared an EBITDA (earnings before interest, taxes, depreciation and amortization) multiple analysis of the ATM Business, (xii) prepared a book value of assets multiple analysis of the ATM Business, (xiii) prepared an equity multiple analysis of the ATM Business, and (xiv) prepared a tangible equity multiple analysis of the ATM Business. In addition, Stifel performed such additional review as Stifel considered appropriate in rendering its opinion.

In rendering its opinion, Stifel assumed and relied upon the accuracy and completeness of all of the information concerning the ATM Business considered in connection with its review of the asset sale, and Stifel did not assume any responsibility for independent verification of such information. Stifel did not prepare any independent valuation or appraisal of any of the assets or liabilities of the ATM Business, nor was Stifel furnished with any such appraisals. With respect to the limited financial forecast and projection made available to Stifel and used in its analysis, Stifel assumed that it reflects the best currently available estimate and judgment of the expected future financial performance of the ATM Business. Stifel assumed that the ATM Business is not a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the asset sale to NCR Texas and those activities undertaken in the ordinary course of conducting its business. Stifel’s opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of the asset sale and any change in such conditions would require a re-evaluation of the Stifel opinion. Stifel assumed the asset sale will be consummated substantially on the terms discussed in the asset purchase agreement, that all material conditions therein will be satisfied, and that there will be no waiver of any material term or condition by any party thereto.

Accordingly, the Stifel analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed in the opinion. Stifel made no undertaking to advise any person of any change in any fact or matter affecting the opinion of which Stifel becomes aware after the date of the written opinion.

In its review, Stifel did not obtain any independent evaluation or appraisal of the assets or liabilities of Tidel, nor did Stifel conduct a comprehensive physical inspection of any of the assets of Tidel, nor was Stifel furnished with any such evaluations or appraisals for Tidel or reports of such physical inspections for Tidel, nor did Stifel assume any responsibility to obtain any such evaluations, appraisals or inspections for Tidel. The Stifel opinion is based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of the written opinion; however, such conditions are subject to rapid and unpredictable change and such changes could affect the conclusions expressed in the opinion.

The Stifel opinion was one of many factors considered by Tidel’s board of directors in deciding to approve the asset purchase agreement and Tidel’s board of directors recommends that Tidel stockholders vote for the asset sale.

Stifel and Tidel

Tidel’s board of directors engaged Stifel based on Stifel’s experience as a financial advisor in connection with mergers and acquisitions and in business and securities valuations generally. Stifel and its affiliates may own securities of Tidel, NCR and/or their subsidiaries and affiliates and may maintain a market in the securities of Tidel, NCR and/or their subsidiaries and affiliates and may publish research reports regarding such securities. In the ordinary course of its business, Stifel and its affiliates may trade or hold such securities for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities.

Pursuant to the terms of the engagement letter between Stifel and Tidel, Stifel received a fee of $150,000 and reimbursement for anticipated expenses of approximately $30,000 upon the delivery of its oral and written fairness opinion dated October 27, 2005.

Whether or not the transaction is consummated, Tidel has also agreed to reimburse Stifel for certain reasonable and ordinary out-of-pocket expenses, including legal fees, and to indemnify Stifel and certain related entities against certain liabilities, including liabilities arising out of or in connection with the services rendered and to be rendered by Stifel under its engagement with Tidel. The terms of the fee arrangement with Stifel, which Tidel and Stifel believe are customary in transactions of this nature, were negotiated at arms’ length between Tidel’s board of directors and Stifel.

Proceeds of the Sale of the ATM Business

The proceeds from this transaction will be used to repay all outstanding indebtedness to Laurus Master Fund, Ltd., which was approximately $8.5 million on November 10, 2005, and the remainder of the proceeds will be used to continue operations until the sale of our cash security business. Even if the sale of the assets of our ATM Business occurs, there can be no assurance that we will have sufficient working capital to continue to operate our cash security business.

Stockholder Approval of the Sale of the ATM Business; Vote Required

Tidel is organized under the corporate laws of the State of Delaware. Under Section 271 of the Delaware General Corporation Law, the sale by Tidel of “all or substantially all” of its assets requires approval by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of its common stock on the record date. The Delaware statute does not define the phrase “all or substantially all.” As a result, Tidel is seeking approval of its stockholders rather than risk a challenge to the asset sale. The asset purchase agreement provides that if the asset purchase agreement fails to receive the requisite vote for approval at Tidel’s stockholder meeting, either party may terminate the asset purchase agreement. The asset purchase agreement also provides that obtaining such approval is a condition to each of Tidel and NCR Texas being obligated to consummate the asset sale. Our board of directors and Laurus Master Fund, Ltd. hold shares representing approximately 8% of the shares outstanding as of October 31, 2005 and they will vote all these shares in favor of the sale of the ATM Business to NCR Texas.

No Changes to the Rights of Security Holders; No Appraisal Rights

Tidel’s stockholders will not experience any change in their rights as stockholders as a result of the sale of the ATM Business. Neither Delaware law, Tidel’s certificate of incorporation nor Tidel’s bylaws provides for appraisal or other similar rights for dissenting stockholders in connection with this transaction. Accordingly, Tidel’s stockholders will have no right to dissent and obtain payment for their shares.

Government Approvals and Regulatory Matters

Neither Tidel nor NCR Texas is aware of any other regulatory requirements or governmental approvals or actions that may be required to consummate the acquisition, except for compliance with the applicable regulations of the Securities and Exchange Commission in connection with this proxy statement and the Delaware General Corporation Law in connection with the asset sale. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the acquisition.

Accounting Treatment of the Proposed Sale

In accordance with the liquidation basis of accounting, our asset values have been adjusted to reflect the proposed sale to NCR Texas. For financial reporting purposes, the consummation of the asset sale would have produced a gain of approximately $3.3 million if the transaction had closed on June 30, 2005 in accordance with the terms of the asset purchase agreement.

United States Federal Income Tax Consequences

The proposed asset sale will be a transaction taxable to Tidel for United States consolidated federal income tax purposes. Tidel will recognize taxable income equal to the amount realized on the sale in excess of Tidel’s tax basis in the assets sold. The amount realized on the sale will consist of the cash received in exchange for the assets sold, plus the amount of liabilities assumed by NCR Texas.

Although the asset sale will result in a taxable gain to Tidel, we expect the majority of the taxable gain will be offset to the extent of net operating losses. The taxable gain will differ from the gain to be reported in the Tidel financial statements due to temporary tax differences and certain other differences between the tax laws and generally accepted accounting principles.

While Tidel believes that it will be able to apply the tax net operating loss carry forwards without limitation against the taxable gain from the sale of the assets, the availability and amount of net operating loss carry forwards may be subject to audit and adjustment by the Internal Revenue Service. In the event the Internal Revenue Service adjusts the net operating loss carry forwards, Tidel may incur an increased tax liability on a consolidated basis on the sale of the assets.

Tidel stockholders will experience no federal income tax consequences as a result of the consummation of the proposed sale of the assets by Tidel to NCR Texas pursuant to the asset purchase agreement.

Interests of Tidel’s Executive Officers and Directors in the Asset Sale

NCR Texas has entered into employment agreements with one of our executive officers, contingent upon the closing of the acquisition. None of our other executive officers or directors has a personal or business relationship with NCR Texas or NCR Corporation. In addition, none of our other executive officers or directors has any interest in the asset sale, other than as Tidel stockholders.

Future Plans

The board of directors has committed to a plan to sell Tidel’s cash security business. Upon the sale of the cash security business, which is anticipated to follow the sale of the ATM Business, Tidel would have no remaining operations. There is no existing definitive agreement regarding the sale of the cash security business. Any sale of the cash security business would require separate stockholder approval.

Special Considerations Regarding the Proposal to Sell the ATM Business

Tidel will not distribute any portion of the proceeds from the sale of the ATM Business to its stockholders.

Tidel intends to use the proceeds from the sale of the ATM Business to repay all outstanding indebtedness to Laurus Master Fund, Ltd. which was approximately $8.5 million on November 10, 2005, and to use the remaining proceeds for necessary working capital purposes to continue operations until the sale of the remaining cash security business. Even if the sale of the assets of the ATM Business occurs, there can be no assurance that Tidel will have sufficient working capital to continue to operate its cash security business.

Agreements under existing financing arrangement

Tidel has agreed with Laurus Master Fund, Ltd., or Laurus, pursuant to existing financing agreements, that the proceeds of the sale of the ATM Business to NCR Texas shall be applied first to obligations owing by Tidel and Engineering to Laurus, which was approximately $8.5 million in the aggregate on November 10, 2005, and then to Tidel to fund necessary working capital to continue operations until the sale of its cash security business. As of November 10, 2005, Tidel owed approximately $8.5 million in aggregate principal amount of indebtedness to Laurus, which consisted of (i) approximately $5.9 million of indebtedness under a convertible note due November 25, 2006, which bears interest at an annual rate of prime plus 2%, (ii) approximately $1.5 million of indebtedness under a convertible note due November 26, 2007, which bears interest at an annual rate of 14%, (iii) approximately $0.6 million of indebtedness under a convertible note due November 26, 2005, which bears interest at an annual rate of 10%, (iv) approximately $0.35 million of indebtedness under a convertible note of Engineering due November 26, 2005, which bears interest at an annual rate of 14%, and (v) approximately $0.1 million of deferred accrued interest due November 26, 2007. All such obligations to Laurus are convertible, at Laurus’ option, subject to the provisions contained in the transaction documents.

Tidel has further agreed with Laurus that any sales of Tidel equity interests or non ATM Business assets of Tidel Technologies or its subsidiaries, including Engineering, consummated on or before November 26, 2009 shall be applied towards the repayment of any remaining outstanding indebtedness owing to Laurus, if any, then to Laurus and Tidel, with Laurus receiving a percentage of the sum of the proceeds of such sale plus certain excess proceeds from this proposed sale of the ATM Business. This percentage to be paid to Laurus shall be at least 55.5% but may be a greater percentage depending on the amount of proceeds of any sale of Tidel equity interests or non ATM Business assets of Tidel. Any amounts received by Laurus from such sales shall be credited towards the repayment of a reorganization fee of at least $2.0 million which Tidel agreed to pay Laurus in connection with Laurus’s agreement to extend financing to Tidel in November 2004. In the event that Laurus has not received the full amount of the reorganization fee on or before November 26, 2009, then Tidel must pay any remaining balance due on the reorganization fee to Laurus at such date.

The board of directors has identified a sale of the ATM Business as the most suitable method to meet its expected/scheduled liquidity needs

In connection with a restructuring of certain Laurus indebtedness in November 2004, we entered into an agreement providing that all proceeds of the sale of the ATM Business to NCR would be used to repay the Laurus indebtedness, among other things. If stockholders reject the proposed sale of the ATM Business to NCR Texas, Tidel will be faced with a critical liquidity challenge and urgent need for additional capital. In that situation, Tidel’s board of directors would be forced to consider alternatives which it believes are likely to be substantially less favorable than the proposed sale of its ATM Business to NCR Texas. Tidel currently knows of no alternative sales or capital raising transactions or strategies that, in the opinion of our board of directors, would be likely to produce a more meaningful value for stockholders. Given Tidel’s limited inventory, personnel and cash, and the funds which would be needed to continue operations, our board of directors believes it would be difficult to continue our business or identify another appropriate potential purchaser who could acquire Tidel, and expects to continue to experience cash demands that exceed our cash flow. Tidel requires substantial working capital to fund its business and meet this debt service and other obligations. This transaction is of critical importance to provide us necessary working capital. Failure to consummate the sale of the ATM Business will have a material adverse effect on our business, results of operations and financial condition.

Tidel’s success will depend on a less diversified line of business.

The ATM Business Tidel proposes to sell constitutes a significant portion of its assets. As such, Tidel’s asset base and revenues following the sale will change significantly from those existing prior to this transaction. After the sale of the ATM Business Tidel’s sole remaining business will be its cash security business, which the board has determined to sell although no definitive agreements have been executed. After the ATM Business asset sale, Tidel expects to generate substantially all of its sales from its cash security business until such time as the cash security business is sold. Tidel cannot assure you that it can grow the revenues of its cash security business or maintain its profitability. Following the sale of its cash security business, Tidel will have substantially no operations. It is the present intention of the board of directors to review Tidel’s financial position at that time and consider all options including, without limitation, to distribute the remaining proceeds to stockholders or to acquire a different business. There can be no assurance that the option chosen will be beneficial to stockholders. Until the sale of its cash security business, Tidel’s revenue and profitability will depend on its ability to maintain and generate additional customers and to maintain and grow its cash security business. A reduction in demand for the products and services of its cash security business would have a material adverse effect on its business. The sustainability of current levels of its cash security business and the future growth of such revenues, if any, will depend on, among other factors:

—	the overall performance of the economy;

—	competition within its key markets;

—	customer acceptance of its products and services; and

—	the demand for its other products and services.

Tidel cannot assure you that it will maintain or increase its current level of revenues or profits from its cash security business in future periods.

The asset purchase agreement will expose Tidel to contingent liabilities.

Under the asset purchase agreement, Tidel agreed to indemnify NCR Texas for any breach or violation of the Sellers’ representations, warranties and covenants contained in the asset purchase agreement and for other matters, subject to certain limitations. Significant indemnification claims by NCR Texas could have a material adverse effect on Tidel’s financial condition.

The failure to complete the sale of the ATM Business may result in a decrease in the market value of Tidel’s common stock and may create substantial doubt as to Tidel’s ability to grow and implement its current business strategies.

The sale of the ATM Business is subject to a number of contingencies. As a result, Tidel cannot assure you that the sale of the ATM Business will be completed. If the sale of the ATM Business is not completed for any reason, the market price of Tidel’s common stock may decline.

The amount of cash Tidel receives in this transaction will vary depending on a net asset value adjustment. In certain circumstances, this adjustment could have the effect of reducing the consideration to be received by Tidel in the asset sale.

The purchase price is subject to a net asset value adjustment under the asset purchase agreement, which provides that if the net asset value as of the closing date is less than $6.5 million, the purchase price will be adjusted downward if it is less than 95% of this contracted amount. Therefore, we cannot predict the exact amount of the purchase price and thus the proceeds that we will receive in connection with the asset sale.

Tidel will be unable to compete in the ATM Business for five years from the date of the closing.

The asset purchase agreement provides that for a period of five years after the closing of the sale of the ATM Business, the Sellers will not, directly or indirectly, invest in, own, manage, operate, finance, control, advise, aid or assist, render services to, any person engaged in the business of manufacturing, assembly, selling, marketing, distribution or servicing automated teller machines.

The Asset Purchase Agreement

The following summary of the terms of the asset purchase agreement is qualified in its entirety by reference to the asset purchase agreement, a copy of which is attached to this proxy statement as Exhibit A.

General

Under the terms of the asset purchase agreement, NCR Texas has agreed to purchase substantially all of the assets, and assume all liabilities which are due to events which occur subsequent to closing, relating to the ATM Business. The Sellers will sell the assets of the ATM Business for a purchase price of approximately $10.2 million in cash, subject to a post-closing net asset value adjustment. The asset purchase agreement provides for approximately $9.7 million of the purchase price to be payable on closing, with the remaining $0.5 million subject to a holdback which is to be paid into escrow at the closing pending the calculation of the net asset value adjustment. Pursuant to the net asset value adjustment, if the net asset value as of the closing date is less than $6.5 million, the purchase price will be adjusted downward post closing if it is less than 95% of this contracted amount.

The ATM Business

Our ATM Business consists of the development, manufacture, sale and support of ATM products. Sales of ATM and cash security products are generally made on a wholesale basis to more than 200 distributors and manufacturer’s representatives.

The ATM products are low-cost, cash-dispensing automated teller machines that are primarily designed for the off-premises, or non-bank, markets. Our ATM Business offers a wide variety of options and enhancements to the ATM products, including custom configurations that dispense cash-value products, such as coupons, tickets, and stored-value cards, accept currency and perform other functions such as check-cashing.

Assets to be Sold

The asset purchase agreement provides that the following assets will be sold to NCR Texas:

—	all contracts related to the ATM Business, including contracts with distributors and vendors;

—	all third party commercial software licenses related to the operations of the ATM Business;

—	all inventory related to the ATM Business;

—	the rights under the commercial leases of facilities in Carrollton, Texas and in Mississauga, Ontario;

—	all transferable licenses, certificates, consents, permits, approvals and other authorizations of any authority or body related to the operation of the ATM Business;

—	All of Sellers’ right, title and interest in and to the intellectual property of the ATM Business;

—
substantially all equipment and personal property, including machinery furniture, fixtures, supplies, warehouse and office equipment and materials, computer hardware and other tangible personal property related to the operations of the ATM Business;

—	all leases of equipment and machinery related to the ATM Business;

—	specified accounts, notes and other receivables generated in connection with the ATM Business and the rights and benefits of any related security interests;

—	all books and records of the ATM Business;

—	all service manuals and databases related to the ATM Business;

—	Sellers’ backlog on orders related to the ATM Business;

—	Sellers’ claims or causes of actions related to scheduled matters;

—	certain doubtful accounts of the ATM Business; and

—	certain assets of Tidel that are also used in Tidel’s cash security business and that are scheduled in the asset purchase agreement.

The assets to be sold pursuant to the above listing are scheduled in the asset purchase agreement.

Liabilities to be Assumed.

NCR Texas is assuming all accrued debts, accrued property taxes, liabilities, obligations and commissions of the Sellers related to the ATM Business, including without limitation:

—	liabilities and obligations specifically related to contracts that arise after the closing due to events that occur after the closing;

—	warranty obligations associated with the business; and

—	obligations with respect to continuing employees of the ATM Business that have been accepted by NCR Texas.

Representations and Warranties

The Sellers have made a number of representations and warranties to NCR Texas in the asset purchase agreement, including, among other things, representations relating to, the accuracy of the Seller’s financial statements and books and records, title to assets, enforceability of contracts, rights to intellectual property, absence of litigation, accounts receivable, tax matters, absence of undisclosed liabilities, and employee benefits.

Closing Conditions

The asset purchase agreement contains conditions to closing, customary for agreements of this type, including: (a) the accuracy of our representations and warranties, (b) the approval by the holders of a majority of the outstanding shares of our common stock, (c) the obtaining of all necessary third party consents required by assigned contracts, and (d) the satisfaction of all agreements and covenants required to be performed by the Sellers prior to closing.

Termination

The asset purchase agreement may be terminated prior to closing as follows:

—	by either party if the closing has not occurred by December 31, 2005, provided that the terminating party is not in material breach of the asset purchase agreement;

—	by either party if the other party has materially breached any of its representations, warranties, covenants or agreements under the asset purchase agreement;

—	by either party, if the other party’s conditions to closing are not met;

—	by NCR Texas if certain employees have not entered into employment agreements with NCR Texas (this condition has been satisfied);

—
by NCR Texas if we have not obtained the consent of our landlord to transfer the lease for our operating premises by March 22, 2005 and NCR Texas has given notice to terminate to Tidel by April 1, 2005 (this condition has been satisfied); or

—	by mutual consent of the parties.

No Negotiation; Transaction Break Fee

Until the closing the sale of the ATM Business, the Sellers have agreed not to communicate with other potential buyers of the ATM Business, other than to say that they are contractually obligated not to respond. The Sellers are obligated to forward any communications from other prospective purchasers to NCR Texas. In the event that the Sellers breach these provisions and within 12 months of such a breach enter into a definitive acquisition agreement with a third party, the Sellers must pay a $2.0 million fee to NCR Texas.

Prior to closing the sale of the ATM Business the Sellers may consider an unsolicited competing third party offer to purchase the ATM Business that a majority of Tidel’s board of directors deems in good faith to be superior to the sale to NCR determined from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror). The Sellers must inform NCR Texas of the terms of any such superior offer and afford NCR Texas an opportunity to consummate a sale to it on substantially equivalent financial terms. In the event that Tidel determines in good faith that such competing third party offer remains superior to the sale to NCR Texas and determines to withdraw from the asset purchase agreement with NCR Texas and to enter into a definitive agreement to effect the competing third party transaction, then Tidel must pay a $2.0 million fee to NCR Texas.

Noncompetition and Nonsolicitation

The asset purchase agreement provides that for a period of five years after the closing, the Sellers will not, directly or indirectly, invest in, own, manage, operate, finance, control, advise, aid or assist, render services to, any person engaged in the business of manufacturing, assembly, selling, marketing, distribution or servicing automated teller machines. In addition, the Sellers have agreed not to solicit or hire any employees of NCR Texas, and NCR Texas has agreed not to solicit or hire any employees of Tidel, for a period of two years after the closing of the sale of the ATM Business.

Indemnification by Tidel

The Sellers have agreed to indemnify NCR Texas for any losses and expenses resulting from any inaccuracy or breach of our representations and warranties in the asset purchase agreement, or resulting from a material failure to perform any covenant in the asset purchase agreement or resulting from Sellers’ operation of the ATM Business prior to closing.

NCR Texas cannot seek indemnification until the total amount of claims exceeds $10,000 in the case of an individual claim or $50,000, in the aggregate, in the case of more than one current or prior claim.

The Board of Directors unanimously recommends that you vote “FOR” the approval of the asset purchase agreement and the transactions contemplated thereby.

Cautionary Statement Concerning Forward-Looking Information

Certain information contained in this proxy statement that does not relate to historical information may be deemed to constitute forward-looking statements. The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe” or similar expressions identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. This proxy statement contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Tidel and its subsidiaries and the effect of the asset sale. Because such statements are subject to risks and uncertainties, actual results may differ materially from historical results and those presently anticipated or projected. Stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. Among the factors that could cause actual results in the future to differ materially from any opinions or statements expressed with respect to future periods are those described under the caption “Proposal I—Special Considerations Regarding the Proposal to Sell the ATM Business.” Neither Tidel nor any of its subsidiaries undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Selected Historical Consolidated Financial Data

The following table sets forth selected historical consolidated financial data for Tidel Technologies, Inc. as of the dates and for the periods indicated. The consolidated balance sheet data and the consolidated operations data for fiscal years 2000 through 2004 have been derived from our audited consolidated financial statements included in our filings on Form 10-K for each of the respective periods.

SELECTED STATEMENT OF	Years Ended September 30,
OPERATIONS DATA:	2004	2003	2002	2001	2000
Operating revenues	$22,514	$17,794	$19,442	$36,086	$72,931
Operating income (loss)	(5,250)	(6,637)	(11,552)	(24,764)	15,440
Net income (loss)	11,318	(9,237)	(14,078)	(25,942)	9,169
Net income (loss) per share:
Basic	.65	(0.53)	(0.81)	(1.49)	0.55
Diluted	.37	(0.53)	(0.81)	(1.49)	0.50

The consolidated balance sheet data as of June 30, 2005 and the consolidated operations data for the nine months ended June 30, 2005 have been derived from our unaudited consolidated financial statements included in our Form 10-Q for the quarter ended June 30, 2005.

Continued Operations

Due to the requirement to classify our only two product lines as discontinued operations, the results of continuing operations consist primarily of the corporate overhead and debt-related costs.

An analysis of continuing operations is provided in the following tables:

CONTINUED OPERATIONS
SELECTED BALANCE SHEET DATA
(UNAUDITED)

	June 30, 2005	September 30, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$3,332,201	$258,120
Trade account receivable	250,000	250,000
Other receivables	14,171	1,003,723
Prepaid expenses and other	18,112	42,153
Total current assets	3,614,484	1,553,996
Property, plant and equipment, at cost	55,641	44,075
Accumulated depreciation	(41,463)	(37,871)
Net property, plant and equipment	14,178	6,204
Other assets	685,211	643,305
Total assets	$4,313,873	$2,203,505
LIABILITIES
Current Liabilities:
Current maturities of long-term debt, net of discount of $0 and $725,259, respectively	$2,550,000	$174,741
Accounts payable	287,081	331,576
Accrued expenses	2,493,026	2,684,742
Total current liabilities	5,330,107	3,191,059
Long-term debt, net of current maturities and debt discount of $4,672,836 and $5,767,988, respectively	1,170,152	—
Total liabilities	$6,500,259	$3,191,059

CONTINUED OPERATIONS
SELECTED OPERATING DATA
(UNAUDITED)

	Three Months Ended June 30, 2005		Nine Months Ended June 30, 2005
	2005	2004	2005	2004
Revenues	$—	$—	$—	$—
Selling, general and administrative	652,007	325,269	1,334,541	966,263
Depreciation and amortization	1,421	1,274	3,592	5,012
Operating loss	(653,428)	(326,543)	(1,338,133)	(971,275)
Gain on extinguishment of debt	—	—	—	18,823,000
Gain on sale of securities	—	119,520	—	1,918,012
Interest expense	(1,160,459)	(642,450)	(5,399,974)	(2,444,856)
Continuing income (loss) before taxes	(1,813,887)	(849,473)	(6,738,107)	17,324,881
Income tax benefit	—	(81,229)	—	(81,229)
Loss from continuing operations	$(1,813,887)	$(768,244)	$(6,738,107)	$17,406,110

An analysis of the discontinued operations of the ATM Business is as follows:

DISCONTINUED OPERATIONS — ATM BUSINESS
SELECTED BALANCE SHEET DATA
(UNAUDITED)

	June 30, 2005	September 30, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$—	$—
Trade accounts receivable, net of allowance of $1,832,877 and $1,069,825, respectively	1,932,363	1,983,931
Inventories	4,876,652	3,432,828
Prepaid expenses and other	243,387	157,490
Total current assets	7,052,402	5,574,249
Property, plant and equipment, at cost	4,287,221	4,286,617
Accumulated depreciation	(4,175,868)	(3,977,412)
Net property, plant and equipment	111,353	309,205
Other assets	27,297	27,297
Total assets	$7,191,052	$5,910,751
LIABILITIES
Current Liabilities:
Accounts payable	$1,056,774	$1,686,732
Other accrued expenses	1,106,997	836,289
Total liabilities	$2,163,771	$2,523,021

DISCONTINUED OPERATIONS — ATM BUSINESS
SELECTED OPERATING DATA
(UNAUDITED)

	Three Months Ended June 30, 2005		Nine Months Ended June 30, 2005
	2005	2004	2005	2004
Net sales	$4,734,044	$3,123,145	$11,833,366	$11,401,478
Cost of sales	3,650,721	2,310,712	8,550,479	8,370,251
Gross profit	1,083,323	812,433	3,282,887	3,031,227
Selling, general and administrative	1,367,879	1,135,244	4,151,213	3,191,014
Depreciation and amortization	48,355	90,195	194,281	361,803
Operating loss	(332,911)	(413,006)	(1,062,607)	(521,590)
Non-operating (income) expense	—	2,298	—	40,216
Net loss	$(332,911)	$(415,304)	$(1,062,607)	$(561,806)

An analysis of the discontinued operations of the cash security business is as follows:

DISCONTINUED OPERATIONS — CASH SECURITY BUSINESS
SELECTED BALANCE SHEET DATA
(UNAUDITED)

	June 30, 2005	September 30, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$—	$—
Trade accounts receivable, net of allowance of $32,614 and $6,230, respectively	600,377	1,076,362
Inventories	2,073,121	1,350,631
Prepaid expenses and other	279,513	93,087
Total current assets	2,953,011	2,520,080
Property, plant and equipment, at cost	1,134,745	1,091,197
Accumulated depreciation	(1,011,854)	(972,920)
Net property, plant and equipment	122,891	118,277
Other assets	25,631	25,631
Total assets	$3,101,533	$2,663,988
LIABILITIES
Current Liabilities:
Current maturities	$3,672	$8,951
Accounts payable	1,056,775	1,380,054
Other accrued expenses	2,697,387	1,058,001
Total current liabilities	3,757,834	2,447,006
Long-term debt, net of current maturities	28,709	28,709
Total liabilities	$3,786,543	$2,475,715

DISCONTINUED OPERATIONS — CASH SECURITY BUSINESS
SELECTED OPERATING DATA
(UNAUDITED)

	Three Months Ended June 30, 2005		Nine Months Ended June 30, 2005
	2005	2004	2005	2004
Net sales	$5,310,146	$1,495,737	$16,568,457	$6,174,821
Cost of sales	2,993,849	1,147,326	8,984,878	4,178,427
Gross profit	2,316,297	348,411	7,583,579	1,996,394
Selling, general and administrative	1,274,518	858,822	3,159,673	2,743,977
Depreciation and amortization	7,560	33,360	22,308	14,748
Operating income (loss)	1,034,219	(543,771)	4,401,598	(762,331)
Non-operating expense	570	—	1,227	—
Net income (loss)	$1,033,649	$(543,771)	$4,400,371	$(762,331)

Unaudited Pro Forma Financial Statements

The following unaudited pro forma financial statements give effect to the sale of substantially all of the assets relating to our ATM Business. The unaudited pro forma consolidated balance sheet and statements of earnings filed with this proxy statement are presented for illustrative purposes only. The pro forma balance sheet as of June 30, 2005 has been prepared to reflect the sale of substantially all of the assets of our ATM Business to NCR Texas as if such sale had taken place on October 1, 2003. The unaudited pro forma statements of earnings (operations) for the nine months ended June 30, 2005 and the fiscal year ended September 30, 2004 have been prepared assuming that the transaction occurred as of the beginning of each respective period, and are not necessarily indicative of the results of operations for future periods or the results that actually would have been realized had we sold the select assets of our ATM Business as of those dates. The pro forma financial statements should be read in conjunction with the unaudited financial statements filed in our Form 10-Q for the quarter ended June 30, 2005.

Costs and expenses attributed to the ATM Business include direct costs primarily associated with that business as well as interest and certain shared expenses, including treasury, legal and human resources, based upon estimated usage. Certain items are maintained at Tidel’s corporate headquarters (Corporate) and are not allocated to the ATM Business. They primarily include costs associated with accounting and certain executive officer salaries and bonuses and certain items including investment securities, equity investments, deferred income taxes, certain portions of excess cost over fair value of assets acquired, jointly-used fixed assets and debt. The jointly-used fixed assets are Tidel’s management information systems, which is jointly used by the ATM Business and Corporate. A portion of the management information systems costs, including depreciation and amortization expense, are allocated to the segments based upon estimates made by management. As such, these financial statements do not reflect other non-direct cost savings that may occur as a result of focusing our efforts on just our cash security business going forward.

The following pro forma data is presented based on the following assumptions:

•	The proceeds from the sale of the ATM Business would have resulted in Tidel not entering into the Laurus financing arrangements on November 25, 2004; and

•
Tidel will receive approximately $10.2 million in proceeds from the sale of the ATM Business of which $6.0 million will be used to fully retire the $18.0 million, 6% convertible debentures due September 8, 2004. The convertible debentures were actually retired on November 25, 2003 in connection with the Laurus financing.

The following unaudited pro forma consolidated balance sheet represents the June 30, 2005 balance sheet adjusted to reflect the sale of the ATM Business, pursuant to the asset purchase agreement, as if such transaction had taken place on October 1, 2003:

TIDEL TECHNOLOGIES, INC. AND SUBSIDIARIES
PRO FORMA CONSOLIDATED BALANCE SHEET
(UNAUDITED)
	As of June 30, 2005
ASSETS	As Reported 2005		Pro Forma Adjustments	Pro Forma 2005
Current Assets:
Cash and cash equivalents	$3,332,201	(1)	$4,686,655	$8,018,856
Trade accounts receivable, net of allowances	250,000		-	250,000
Notes and other receivables	14,171		-	14,171
Prepaid expenses and other	18,112		-	18,112
Assets held for sale	10,292,585	(2)	(7,191,052)	3,101,533
Total current assets	13,907,069		(2,504,397)	11,402,672
Property, plant and equipment, at cost	55,641		-	55,641
Accumulated depreciation	(41,463)		-	(41,463)
Net property, plant and equipment	14,178		-	14,178
Other assets	685,211		-	685,211
Total assets	$14,606,458		$(2,504,397)	$12,102,061
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Current maturities of long term debt	2,550,000	(3)	(2,550,000)	-
Accounts payable	287,081		-	287,081
Accrued interest payable	2,106,311	(4)	(2,106,311)	-
Other accrued liabilities	386,715		-	386,715
Liabilities held for sale	5,950,314	(5)	(2,163,771)	3,786,543
Total current liabilities	11,280,421		(6,820,082)	4,460,339
Long-term debt, net of current maturities and debt discount	1,170,152	(6)	(1,170,152)	-
Total liabilities	12,450,573		(7,990,234)	4,460,339
Commitments and contingencies
Shareholders' Equity (Deficit):
Common stock, $.01 par value, authorized 100,000,000 shares; issued and outstanding 17,426,210 shares	206,772		-	206,772
Additional paid-in capital	30,962,187		-	30,962,187
Accumulated deficit	(29,020,232)		5,485,837	(23,534,395)
Receivable from officer	-		-	-
Accumulated other comprehensive loss	7,158		-	7,158
Total shareholders' equity (deficit)	2,155,885		5,485,837	7,641,722
Total liabilities and shareholders' equity (deficit)	$14,606,458		$(2,504,397)	$12,102,061

Notes to Unaudited Pro Forma Consolidated Balance Sheet:
(1)	Adjust cash to reflect the remaining proceeds of approximately $10.7 million after paying $6.0 million to retire the 6% Subordinated Convertible Debentures.
(2)	Remove the ATM Business which is classified as assets held for sale resulting in only the Cash Security Business classified as assets held for sale.
(3)	Remove the current maturities of the long-term debt with Laurus.
(4)	Remove the accrued interest payable related to the Laurus debt.
(5)	Remove the ATM Business classified as liabilities held for sale resulting in only the Cash Security Business classified as liabilities held for sale.
(6)	Remove interest payable related to the outstanding debt facility with Laurus.

TIDEL TECHNOLOGIES, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	For the Nine Months Ended June 30, 2005
	As Reported	Pro Forma Adjustments		Pro Forma

Revenues	$-	$-		$-
Cost of sales	-	-		-
Gross profit	-	-		-

Selling, general and administrative	1,334,541	-		1,334,541
Depreciation and amortization	3,592	-		3,592
Operating loss	(1,338,133)	-		(1,338,133)

Other income (expense):
Gain on extinguishment of debt	-	-		-
Gain on sale of assets		3,350,000	(1)	3,350,000
Gain on sale of securities	-	-		-
Interest expense, net	(5,399,974) (2)	5,403,177		3,203
Total other income (expense)	(5,399,974)	8,753,177		3,353,203
Income (loss) before taxes	(6,738,107)	8,753,177		2,015,070
Income tax expense	- (3)	-		-
Net income (loss) from continuing operations	(6,738,107)	8,753,177		2,015,700
Net income (loss) from discontinued operations	3,337,763 (4)	1,062,607		4,400,370
Net income (loss)	$(3,400,344)	$9,815,784		$6,415,440
Basic income (loss) per share:
Net income (loss) from continuing operations	$(0.33)			$0.10
Net income (loss) from discontinuing operations	0.17			0.22
Net income (loss)	$(0.16)			$0.32
Weighted average common shares outstanding	20,163,250			20,163,250

Notes to Unaudited Pro Forma Statements of Operations:
(1)
Record gain on the sale of the ATM Business assuming Tidel receives $10.7 million in proceeds in exchange for approximately $7.4 million net assets related to the ATM Business resulting in a $3.4 million gain.

(2)	Adjust interest expense on Laurus debt assumes no Laurus debt.
(3)	No tax adjustment due to NOL carry forwards.
(4)
Adjust discontinued operation by removing the ATM Business. The corporate division is reported as continuing operations, and the remaining TACC business is reported as income (loss) from discontinued operations.

TIDEL TECHNOLOGIES, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	For the Fiscal Year Ended September 30, 2004
	As Reported		Pro Forma Adjustments	Pro Forma

Revenues	$22,514,486	(1)	$(15,047,292)	$7,467,194
Cost of sales	17,055,179	(2)	(11,762,082)	5,293,097
Gross profit	5,459,307		(3,285,210)	2,174,097

Selling, general and administrative	10,195,095	(3)	(4,709,478)	5,485,617
Depreciation and amortization	513,839	(4)	(425,685)	88,154
Operating loss	(5,249,627)		1,849,953	(3,399,674)

Other income (expense):
Gain on extinguishment of debt	18,823,000	(5)	(412,500)	18,410,500
Gain on sale of assets	-	(6)	3,350,000	3,350,000
Gain on sale of securities	1,918,012			1,918,012
Interest expense, net	(4,255,042	) (7)	4,217,124	(37,918)
Total other income	16,485,970		7,154,624	23,640,594
Income before taxes	11,236,343		9,004,577	20,240,920
Income tax (benefit)	(81,229	) (8)	-	(81,229)
Net income from continuing operations	$11,317,572		$9,004,577	$20,322,149

Basic income (loss) per share:
Net income from continuing operations	$0.65			$1.17

Weighted average common shares outstanding	17,426,210			17,426,210

Diluted income per share:
Net income	$11,317,572			$20,322,149
Interest expense on convertible debt	2,898,225		(2,898,225)	-
Adjusted net income for diluted shares	$14,215,797			$20,322,149

Net income	$0.37	(9)		$1.17
Weighted average common and dilutive shares outstanding	38,576,763			17,426,210

Notes to Unaudited Pro Forma Statements of Operations:
(1)	Remove revenues related to ATM Business.
(2)	Remove cost of sale related to ATM Business.
(3)	Remove selling, general and administrative expenses related to ATM Business.
(4)	Remove depreciation and amortization related to the ATM Business.
(5)	Adjust for gain on early extinguishment of debt which assumes the sale of the ATM Business occurred on October 1, 2003, the beginning of fiscal year 2004.
(6)
Record gain on the sale of the ATM Business assuming Tidel receives $10.7 million in proceeds in exchange for approximately $7.4 million net assets related to the ATM Business resulting in a $3.4 million gain.

(7)	Adjust Interest expense which assumes no Laurus debt in fiscal year 2004.
(8)	No tax adjustment due to NOL carryforwards.
(9)	No dilution adjustment as a result of not issuing the $6.5 million convertible debt to Laurus.

The following unaudited financial information represents the operations specific to the ATM Business for the fiscal years ended September 30, 2003 and 2004 and the nine months ended June 30, 2005.

ATM BUSINESS
OPERATING DATA
(UNAUDITED)

	Nine Months June 30, 2005	Fiscal Year 2004	Fiscal Year 2003

Net Sales	$11,833,366	$15,047,292	$10,435,118
Cost of Sales	8,550,479	11,762,082	9,675,580
Gross profit	3,282,887	3,285,210	759,538

Selling, general and administrative	4,151,213	4,709,478	3,944,795

Depreciation and amortization	194,281	292,543	647,640
Operating loss	(1,062,607)	(1,718,811)	(3,832,897)
Total Non-Operating Expenses	-	16,456	66,581

Net Loss	$(1,062,607)	$(1,733,267)	$(3,899,478)

ATM BUSINESS
BALANCE SHEET DATA
(UNAUDITED)

	Nine Months June 30, 2005	Fiscal Year 2004	Fiscal Year 2003
ASSETS
Current Assets:
Cash and cash equivalents	$--	$--	$--
Accounts receivable, net	1,932,363	1,983,931	2,828,038
Inventories - Net of Allowance for obsolete inventories	4,876,652	3,432,828	5,190,868
Prepaid expenses and other	243,387	157,490	156,301
Total current assets	7,052,402	5,574,249	8,175,207

Property, plant and equipment, at cost	4,287,221	4,286,617	4,337,677
Accumulated depreciation	(4,175,868)	(3,977,412)	(4,216,152)
Net property, plant and equipment	111,353	309,205	121,525

Other assets	27,297	27,297	27,297
Total assets	$7,191,052	$5,910,751	$8,324,029

LIABILITIES
Current Liabilities:
Accounts payable	1,056,774	1,686,732	1,681,288
Other accrued expenses	1,106,997	836,289	1,476,474
Total liabilities	$2,163,771	$2,523,021	$3,157,762

MISCELLANEOUS

Matters to be Considered at the Special Meeting

As of the date of this proxy statement, management knows of no matters other than those set forth herein which will be presented for consideration at the special meeting. If any other matters properly come before the special meeting, or any continuation of the special meeting pursuant to adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend.

Available Information

The Company is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, and is required to file periodic reports, proxy statements and other documents with the Securities and Exchange Commission (the “SEC”) relating to its business, financial conditions and other matters. Such reports, proxy statements and other documents may be examined and copies may be obtained from the SEC at 100 F Street, N.E., Washington, D.C. 20549, and at the SEC’s Web site at http://www.sec.gov. Copies should be available by mail upon payment of the SEC’s customary charges by writing to the SEC’s principal offices at 100 F Street, N.W., Washington, D.C. 20549.

Along with these proxy materials, we are distributing our Annual Report on Form 10-K for fiscal 2004 and our Form 10-Qs for the periods ended December 31, 2004, March 31, 2005 and June 30, 2005, without exhibits, to the stockholders of record on October 31, 2005 all of which are a part of this proxy statement. Exhibits to the Annual Report on Form 10-K may be obtained from Tidel upon request. To obtain any such exhibits or an additional copy of the 10-K without charge, please contact Leonard Carr, Tidel’s Secretary, 2900 Wilcrest Drive, Suite 205, Houston, Texas 77042, Tel. (713) 783-8200.

REQUEST TO VOTE, SIGN AND RETURN PROXIES

If you do not intend to be present at the Special Meeting of Stockholders on                      , 2005 please vote the enclosed proxy at your earliest convenience.

BY ORDER OF THE BOARD OF DIRECTORS

Leonard Carr
Secretary

Carrollton, Texas